September 2, 2013

Craig Jelinek
999 Lake Drive
Issaquah, WA 98027

Dear Craig:

This letter agreement confirms the terms of your employment with Costco Wholesale Corporation (the “Company”):

1.	Employment. The Company employs you as its Chief Executive Officer and President.

2.	Employment Term. The term is September 2, 2013, through August 31, 2014, unless otherwise terminated as provided below. The parties may renew this letter agreement from year-to-year upon agreement.

3.	Salary and Benefits.

a.	You will receive an annual base salary of $650,000. The base salary will be paid to you in accordance with the Company’s standard payroll practices.

b.
You will be eligible for a bonus of up to $200,000. The amount of any bonus will be determined by the Board of Directors or the Compensation Committee and will be paid to you in accordance with the Company’s standard practices.

c.
You will be eligible for an equity award under the Company’s Sixth Restated 2002 Stock Incentive Plan or its successor plan. The Board of Directors or the Compensation Committee will determine the amount of any grant.

d.	You will be eligible to participate in the Company’s employee benefit programs, in accordance with the terms and conditions of those programs.

4.
Termination. The Company will have the right to terminate your employment at any time for “cause,” as determined under applicable law and policies of the Company. You may terminate your employment at any time upon not less than sixty (60) days prior written notice.

5.
Miscellaneous. This letter agreement represents our complete agreement on these subjects. We can only amend this letter agreement by signing a written amendment. This letter will be governed by Washington law in all respects.

If you agree, please sign the enclosed copy of this letter and return it to me.

Acknowledged and agreed:			Sincerely,
/s/ Craig Jelinek			Compensation Committee of the Board of Directors of Costco Wholesale Corporation
Craig Jelinek		By:	/s/ Benjamin S. Carson, Sr.
Dated:	October 8, 2013		Benjamin S. Carson, Sr., M.D., Chair